EXHIBIT 99.1

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

FTI CONSULTING

Moderator: Julie Prozeller

August 3, 2007

8:00 a.m. CT

Operator: Good day and welcome to the FTI Consulting second quarter 2007 earnings call. As a reminder, today’s call is being recorded. To ask a question during today’s conference, press star, one, on your touch-tone telephone. For opening remarks and introductions, I would like to turn the call over to Julie Prozeller. Please go ahead.

Julie Prozeller: Good morning. By now you should have received a copy of the company’s second quarter 2007 press release. If not, copies of the press release can be found on the FTI Web site at www.fticonsulting.com. This conference call is being simultaneously Web cast on the company’s Web site and a replay will be available on the site for 90 days.

Your hosts today for today’s call are Jack Dunn, President and Chief Executive Officer; Dennis Shaughnessy, Chairman; Dom DiNapoli, Executive Vice President and Chief Operating Officer; Ted Pincus, Co-Chief Financial Officer; and Jorge Celaya, Co-Chief Financial Officer. Management will begin with formal remarks, after which they will take your questions.

Before I begin, we’d like to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

The company has experienced fluctuating revenues, operating income, and cash flow in prior periods and expects that this may occur from time to time in the future. As a result of these fluctuations, the company’s actual results may differ from our projections. Further preliminary results are subjected to normal year-end adjustments.

Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost-savings and efficiencies, competitive and general economic conditions, retention of staff and clients, and other risks described in the company’s filing with the Securities and Exchange Commission.

I would now like to turn the call over to Jack Dunn, President and CEO of FTI.

Jack Dunn: Thank you, Julie. Good morning to everyone and thank you for joining us on our 2007 second quarter conference call. This quarter was a remarkable period for our company.

Our excellent performance is a testament to our long-standing core value of working with our clients to anticipate their needs anywhere and at anytime around the globe, and then meeting them with the very best people, products and services in the industry.

It is a validation of our belief that a global platform is critical in today’s environment and provides us with a significant advantage in serving the world’s biggest corporations, law firms and financial institutions. Finally, it is a tribute to our people, to the intellectual capital and thought leadership that has come together under one banner.

At the end of the day, it is not bulk that clients are interested in, it is the best, the gold standard as our Chairman, Dennis Shaughnessy, likes to say. And I think that our performance in this quarter underscores not just a broad global platform of complimentary and counter-cyclical services that are the best, but an evolving company culture and passion about serving clients that is, as I said, truly remarkable.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

We believe we have a very sound game plan and during the second quarter, we focused on rigorous execution of our strategic goals in that plan. We placed particular emphasis on international opportunities.

We pursued our overseas expansion plan through a number of initiatives including the launch of our European restructuring business, the acquisition of Gravitas in Columbia, and the opening of our office in Mexico City, further enhancing our presence in the Latin American market.

The acquisition of Santé bolstered our London-based healthcare practice and we initiated our first presence in Spain with the opening of our office in Madrid.

In addition, we continue to build value on our technology practice, where our leading reputation, innovative products and geographic reach have begun to provide evidence of a commanding presence in this rapidly expanding market, further differentiating our practice from the competition.

Finally, we took advantage of the strength of our business to make strategic opportunistic investments in our brand positioning, marketing, and certain other areas, all of which will enhance our ability to grow. From a financial perspective, we were very pleased, though not complacent, with our results during the quarter.

Revenues rose 50 percent to $239.7 million from $159.8 million last year, reflecting growth in all of our segments and the contribution from every one of our acquisitions. Organic growth in the quarter was a robust 18.2 percent. EBITDA rose 48.3 percent to $50.7 million or 21.1 percent of revenues from $34.2 million or 21.4 percent of revenues last year.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

As we mentioned in the press release, during the quarter, we classified a portion of our senior managing director retention program, interest related to forgiveness of loans, from the interest line in our income statement into operating expense and allocated it to the different segments. This had an impact on EBITDA in the quarter of about $1.4 million or about 50 basis points on the EBITDA margin.

But since interest expense was reduced by the same amount, it was truly just a wash and thus had no impact on either net income or earnings per share. During the quarter, we also saw the results of month long efforts to review our tax position in late of our recent increased global presence. Lord knows that at 46.9 percent last year, we may have been the world’s leading taxpayer.

We completed a thorough analysis in the second quarter of our tax position and took advantage of the increased international mix of our profits with lower tax rates in some of our regions.

Given the global mix and our financial outlook, we estimate that 40.5 percent is the appropriate blended tax rate for our business going forward, an improvement from 44 percent that we have been using. This will have a retroactive effect including even a small benefit from the fourth quarter last year, with a catch up in the second quarter to bring our historical rate in line with the current rate.

This brought our second quarter tax rate to a notional 33.3 percent, providing a one-time benefit after the fees and expenses of analysis and tax planning to about seven cents per share. Going forward, based on our current guidance, we estimate that our new tax rate will save us approximately three cents per share per quarter in the remainder of ‘07.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Obviously this is a function of mix of business and profitability and will grow or decrease as we go forward. For the quarter, our earnings per share rose 65.6 percent to 53 cents from 32 cents in the period a year ago. This reflects strong performance of our operations as well as the tax benefits described above.

This was accomplished despite a five percent increase in our diluted shares outstanding from the beginning of the year, costing us about two and a half cents in the quarter, and stemming mainly from the increase in our stock price and its impact on equity-based securities which are calculated on the treasury method, such as options and our convertible debt.

In short, our revenues, EBITDA and earnings per share were all all-time records for the business. Cash flow from operations was 9.4 million in the quarter compared to 7.8 million a year ago, and we utilized our cash to continue investing in our business enhancing shareholder value, repurchasing 500,000 shares of FTI during the quarter.

This leaves us about $32 million under our current share buyback authorization. We also remained committed to cash collection efforts during the period and DSO’s came in at 84 percent in the second quarter compared to 92 days seen a year ago.

We have always been committed to growing the business from a position of financial strength and that commitment continued in the second quarter. Long-term debt net of cash at June 30 was $535 million and continues to be a comfortable 2.5 times to mid point of our – based on the mid point of our 2007 EBITDA guidance.

On the employment front, attrition was a healthy and anticipated annualized 16 percent for the quarter, and I would note that since the beginning of the year, over 200 people have joined FTI, some of them the most senior and well-respected professionals in their respective fields and all of them welcome additions to the FTI family.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Now, for the segments. Technology as we have come to expect and project had a very good quarter. Revenue was $37.4 million, 28.6 percent higher than a year ago, from continued strong demand for software and hosting services. EBITDA was 14.2 million, up from $12 million last year.

The EBITDA margin rebounded to 38 percent from 32.1 percent in the first quarter as we then predicted, and its outlook remains strong for the remainder of the year. Technology is seeing big global projects. It’s developing quite a niche in the anti-trust area and the completion of the UK technology build out has done nothing but provide us with a significant competitive advantage for global projects.

As I said, the outlook for this segment is very, very good. FD, our strategic and financial communications segment, had another outstanding quarter reporting revenue of $42 million and EBITDA of $11 million, equal to 26.1 percent of its revenue.

FD’s results benefited from active capital markets around the globe, both in terms of IPO’s in New York, London, and around the world, and M&A where they continue to work on a number of high profile transactions such as the Chicago Board of Trade, ABN AMRO and Ford.

FD was ranked number one in the European M&A league tables and that’s getting to be a very comfortable habit for them. Momentum in economic consulting also continued strong in the second quarter with a 23.5 percent increase in revenue to $44 million, up from $35.6 million last year.

This segment was a beneficiary of an active M&A environment with major assignments in telecom, media and food services. We continue also to be the leader in the financial (disputes) area where we are near capacity. Our work there includes not only security cases, but the initial phase of litigation that we’re seeing in the ops and backdating cases.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

The segment generated EBITDA of $13.1 million, 37 percent higher than the $9.5 million reported last year. Margin performance was also excellent, coming in at 29.7 percent of revenue, compared to 26.8 percent a year ago, and was driven by strong pricing and utilization and also reflects our unsurpassed intellectual capital in that segment.

As is clear, we are actively looking for people in this segment as we’re busy across all fronts of the economic consulting segment. Corporate finance restructuring had another excellent quarter. Revenue was $63 million, more than 26 percent higher than last year.

This was driven by growing demand for our transaction advisory services, from private equity firms not only domestically, but also increasingly from Europe, Asia and Latin America, as well as strong activity in the healthcare, automotive, sub-prime lending, homebuilding and hedge fund sectors.

EBITDA for the quarter increased 65 percent to $16.7 million. This segment put on an – had an excellent margin of 26.4 percent, up from 20.3 percent a year ago. Forensic and litigation consulting had a solid quarter with revenue increasing 18 percent over last year to $53.3 million. Our visibility of potential cases has begun to pick up recently in this area, as has our win rate.

There still seems to be, however, a larger number of smaller matters to date. FLC’s EBITDA for the quarter was $13.3 million or 24.9 percent of revenue, compared to $13.3 million or 29.6 percent of revenue in the prior year.

I think this reflects several factors, including (1) that in the same quarter last year, FLC was a major beneficiary – or last year, FLC was a major beneficiary of the SMD retention program, which insures our competitive advantages of future success.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

However, we have to recognize there is a time delay between when the cost expense of instituting the program and our ability under renewing contracts to capture higher billing rates to offset that expense takes place. I also believe that the dynamics of the case being more of them, but smaller, has an impact on the profitability.

The good news is that we believe we are increasing our market share and we do expect to have a better second half, especially driven by work on the intellectual property field, financial restatement issues and enterprise risk management.

In addition, the Department of Justice has announced and instituted stepped-up enforcement and oversight in the foreign corrupt practice of that area and we expect to see activity in several major matters coming up shortly.

With regard to guidance, as you saw in our press release, we are updating our guidance for 2007 to reflect our excellent first half and what we see happening over the balance of the year. Let me discuss some of the key elements.

The most significant is the broadly based momentum in our businesses as we raise our forecast for revenue from a previous range of $904 million to $929 million, to a new range of 944 to 962 million. This is a growth of 33 to 36 percent over what we generated in 2006. Our EBITDA guidance includes a couple of things worth comment.

It includes the impact of the reclassification of interest in the segment results, the buyer performance of the business is offsetting the initial expense, so you’ll note that our guidance for margins at the segment level is on balance, unchanged.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Because of the aggressive plans for the second half for growth, we are planning to take advantage of the incremental profits and reinvest some of them back into the business to strengthen our worldwide platform.

As we did in Q2, we will continue to build out our IT infrastructure to support a global enterprise where we’ll continue to invest in branding and marketing opportunities as we see them to reinforce our one firm approach to the market, and especially to establish FTI as the premier brand in the marketplace.

We are accelerating the integration of our international operations and building out our finance, HR and other capabilities. With regard to share count, for purposes of models, we are using a denominator of 43,500,000 shares compared to 41,500,000 in the original guidance that we began at the beginning of the year.

This cost us, as I mentioned, about two and a half cents in the second quarter, and possibly up to nine cents for the year as you compare our old and new guidance. When you’ve taken all of that into consideration, our new guidance for earnings per share for the year is $1.92 to $2.00, which is an increase of 41 to 47 percent over 2006.

Let me close by reiterating that we are very pleased with our company’s performance in the second quarter, and based on the opportunities that we currently have on our plate, as well as though that we anticipate becoming available, as many of the potentially disrupted trends in the economy come home to roost, we look forward to having an excellent year as demonstrated by raising our guidance for 2007.

Before we conclude, I’d like to take a couple of minutes to mention a couple of things. First, I’d like to congratulate Dennis Carlton, who used to be Co-Head of our Lexicon group who about six months ago left to go to the Justice Department. And yesterday, was nominated by the President to be a member of the Council of Economic Advisors.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

A big congratulation to Dennis on that. As we mentioned, we’re particularly proud of our intellectual capital and things like that just come home and reflect well on FTI.

I also would like to take a moment to introduce you to Jorge Celaya, who is our new Co-Chief Financial Officer, who will be taking on all CFO duties when Ted Pincus retires.

Jorge brings with him a phenomenal resume that includes both global business expertise and significant public company experience that will bring valuable contributions to FTI as we continue to grow the business. I’m sure that you will join me in wishing him a warm welcome and will very much enjoy getting to meet him over the coming weeks and months as we get on the road.

Most important, I’d like to thank Ted Pincus for all his contributions to FTI over the years. He has seen this grow from a small company in Annapolis, Maryland to now being a multi-national on the verge of having $1 billion of revenue for the first time.

I hope that as you see Ted, he will be fading away slowly and is available for special projects and will be – and I’m sure that you’ll have the opportunity to hear from him and see him, but I’d hope you will join me when you do in thanking him for all he’s done for all of us who are shareholders of FTI.

With that, we’d like to take your questions.

Operator: Thank you. If you’d like to ask a question, press star, one on your touch-tone telephone. Please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one for questions. If you are on a speakerphone, please pick up your handset before asking your question. We’ll pause just a moment to assemble the roster.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

We’ll go to Arnie Ursaner with CJS Securities.

Arnie Ursaner: Hi, good morning.

Jack Dunn: Good morning, Arnie.

Arnie Ursaner: Congratulations on just a terrific quarter. One of the items, obviously it appears you’re spending more discretionary corporate expenses to grow your business, make it a better business, to better get the brand.

Can you give us any sense of quantification of what that was in terms of the second quarter impact and any sense of what you might be spending on a go-forward basis, you know, in the next couple of months?

Dennis Shaughnessy: Hi, Arnie, it’s Dennis. Let me just try to take that in general terms. We estimated that we spent about a penny’s worth of income in the second quarter on the beginning of implementing the tax structure, the tax planning, that’s giving us the benefit that we’re forecasting.

We took advantage of what at best can be described as several opportunistic marketing and sales (inaudible), where we had the opportunity to align FTI’s name with, you know, very prominent impression generating organizations. It wasn’t planned.

It wasn’t budgeted, but it was presented to us in obviously a quarter where we had a lot of momentum and we felt for the long term good of the enterprise, as far as building the brand, we should take advantage of them.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

We have been running – as we have told everyone, we’re on a one-year program from the acquisition of FD to integrate our global acquisitions into a one-platform for financial reporting and general communications. We are probably about 80 percent through that.

We expect to be totally through that by the end of September so that every one of our offshore enterprises will be on the exact same communications platforms as well as financial platforms.

Clearly, during that time, you have to run parallel that can create, you know, some dual expenses, you know, in areas that you wouldn’t anticipate having long term. I think, you know, in looking forward, I think we have to recognize the fact that the company is growing extremely rapidly.

It’s growing very rapidly offshore as we had hoped and, you know, we have to make sure that we continue to support, you know, the operations in a world-class fashion to deliver the services for our clients. So I think, you know, while we’re hopeful you’ll see some of the increase start to abate, we’re just trying to be realistic that this kind of growth of the company does demand support.

We think we’re putting support in, in a leveragable fashion, but we’re not 100 percent through that yet.

Arnie Ursaner: The second question is a little more global in terms of your business model. Since the end of the quarter, in the last month, month and a half, there’s been extraordinary volatility in financing markets, abilities of hedge funds or private equity firms to get that capital to grow and consider mergers.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

One of the questions I guess I have is if you could comment on how you’ve seen the business evolving in the last few months, and more importantly, how you see them evolving if there in essence becomes a shutdown of the debt markets and the ability of companies to get financing, how it could affect some of what I would call the positive businesses, the M&A?

And on the consulting businesses, and alternatively, when you might see it pick up in your bankruptcy work?

Jack Dunn: Yes, Arnie, that’s a very good question. First, if you look at the guidance that we gave, you’ll notice that we not only increased the restructuring and corporate finance guidance, but we also increased the spread there. And the reason we did that is because there’s a storm brewing, there’s no question about that.

There is $11 billion worth of (inaudible) loans that are stuck at the moment, the stock market is schizophrenic. The driver in that business, as we all know, is liquidity and despite the fact that there is so much liquidity on the sidelines that are reaching saturation points in some of the funds and some of the hedge funds on what they can really continue to pump into highly levered deals.

So we believe that at some point, you know, that we’ll see the effect of that in our restructuring business and you’re starting to see the first all-day lenders start to have the same problems that the sub-prime people have had.

So it’s a question of when stock market activity and the saturation point and the schizophrenic market all come together and really have a crisis of confidence and that will, you know, you would start to see our restructuring business pick up dramatically.

At the same time, restructuring has done an exceptional job during the first half of again, increasing its market share, working on what big matters there are. So you know, when we look – as you build your models, when you look at corporate finance and restructuring, really focus – we weren’t trying to guide people gently up to a middle there.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

There really is an opportunity there for that to be very big and there’s also an opportunity for it to just basically replicate what it did in the first half of so. So I think that’s an important thing to keep alive, but we do believe that, you know, more than ever, the signs are starting to grow that there could be a resurgence in that marketplace.

Having said that, you have both Moody’s and Standard & Poor’s who had an outlook at the beginning of the year that the default rates would go to three percent. They’ve both reduced those down to about the 2.2 level. In terms of our M&A driven practices and other things that you would think would have to do with that kind of scenario, first of all, in our economic consulting group, which is, you know, somewhat dependent on M&A, we’re sold out for the rest of the year.

We’re working on transactions that are funded. They’re working on corporate transactions where, you know, things are being done with stock and with people’s own internally generated resources. So we frankly are not only sold out in the – in the anti-trust and Department of Justice area, we’re sold out in the financial side.

So that we have a lot of ability to pick up any, you know, reorient any people we have that will come off a job onto other work. It’s a very hot market. As I mentioned, you have the options backdating litigation starting. You have all the securities cases that are coming home to roost from the late ‘90s and early 2000, so that’s a very healthy situation.

On the FD front, I would remind you that, you know, 60 to 70 percent is usually retained work there, so following the huge amount of M&A work they’ve had in the first half, usually they pick up a retainer client out of that kind of thing.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

So we think they’ll have, you know, certainly if M&A work falls off, they wouldn’t be quite as robust, but they’re, you know, experiencing record levels now and they’re picking up retained clients, so they should be OK.

And on the transaction support area, we would think that diligence, et cetera, would remain a fairly fundamental aspect on the deals that are getting done.

But if it were the kind of situation where liquidity really drove, you know, deals to be hung up in the (inaudible), that we would have so much work on the restructuring side that we could clearly put the TAS people, the transaction support people to work on those cases because the skill sets there are absolutely ….

Dennis Shaughnessy: Arnie, Dennis again. The one thing we should look at is that, you know, the bulk of bar work that’s in the economics side and in the FD side in working on deal driven business is in the corporate sector. It’s not driven by the private equity or the hedge fund sector. Two perfect examples would be ABN AMRO.

Clearly, those are two large corporations going after ABN AMRO. There certainly is debt involved in the Royal Bank of Scotland deal because of the cash component, but then when you look at Barkley’s, it’s predominantly a stock offering. Another good example would be the CBOT CME in Chicago.

Those are clearly equity-for-equity type of transactions, huge, so you could – I’ve heard an argument being made that actually you could see deals pick up in the corporate sector if you actually see the credit markets cool, because some of the corporate sector thought that some of the premiums being paid to their companies exceeded their ability to pay a strategic premium in utilizing their stock.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

So I think we feel very good about that. And then finally, on the transaction support group, they work on both sides of the portfolios for the private equity firms and the hedge funds. They certainly are active on the front end in the acquisition of a target, but they continue to work with the firms in actually profit improvement, implementing takeover plans going forward, so it’s just not a one-trick pony.

Arnie Ursaner: That’s very, very helpful, thank you very much.

Operator: We’ll go next to Toby Summer with SunTrust Robinson Humphrey.

Toby Summer: Thank you. I wanted to ask a question, in your prepared remarks, Jack, I think you mentioned that given the strong revenue performance you had in the quarter, that you (inaudible) to perhaps accelerate some investments and I was wondering if you could describe with a little bit more color what those were and maybe to the extent you can, quantify those? Thanks.

Jack Dunn: Yes, we had given, as we mentioned last year, we had given ourselves a year to really complete the integration of our subsidiary, FD, and it’s worldwide operations. So we believe that, you know, probably by the middle of September, we will – we’ve gone ahead and kind of fast-forwarded some of that, so we’ll be essentially complete by that time.

We have kind of fast paced our internal audit function in terms of going around and approaching our 404 compliance and our internal controls for our worldwide operations. We have – some of the investments we made included what Dennis talked about.

We believe that with success breeding success, we have a unique opportunity at the moment to really press forward with our brand so that getting our name associated like for example with our recent Forbes initiative, with some of the advertising we’ve done in very high profile places, we thought we would strike while the iron was hot, while we had the momentum and make sure that we grabbed all the market share we can.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

So those are the types of investments we’ve made. The other investments would be the legal investments that we’ve made in looking at things like our tax planning and looking at basically our organizational structure throughout the world to facilitate further acquisitions.

So we just really took a mid-course time to do a lot of clean-up things that we needed to do to streamline us for, you know, battening down the hatches and really having a great second half.

Toby Summer: Would that have, you know, if you had not accelerated those, you know, was that a meaningful impact to EPS in the quarter?

Jack Dunn: Yes, as Dennis said, we would think that it was, you know, certainly a couple of cents by accelerating those kinds of things, yes, especially on the advertising front and on some of the redundant systems that we’re running.

But if you think about the importance of not only our internal communications and MIS systems, but when you think about a company like FD where, you know, it’s (inaudible) is its ability to communicate not only with its clients, but on behalf of its clients with the rest of the world.

Flipping the switch to change over their e-mail system or their Internet system is not just a casual thing. You run redundant for a good period of time so that you make sure that whatever happens, the client is served and then we take our time to make sure we straighten out and have all the checks and balances that we need for that.

Toby Summer: Thank you. I think you mentioned in your prepared remarks that, you know, with the strong utilization and the economic consulting area, that you’re really looking to add people there. Could you (inaudible) any additional color on – in the context of that, what the hiring environment is like?

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Your attrition is very low, broadly speaking, and I want to know if given the momentum you have in your business, if both the junior and senior levels, you’re having an easier time recruiting people? Thanks.

Dennis Shaughnessy: Yes, Toby, it’s Dennis, let me try to start answering that question. The environment for us has been very good. I think that clearly at the top level, trying to bring in some of the best of breed, we have just been very fortunate.

I think people – the word of mouth, you know, through the industry and people that are outside the industry that are considering, you know, changing careers, I think has clearly been in our favor. We have been very pleasantly surprised by the overtures to us from a wide variety of acknowledged experts and senior practitioners, so at the high end, we’re extremely happy.

And you know, hopefully, you know, that momentum will continue. I think clearly, as far as, you know, competing for the general professionals, you know, we’ve added a net 100, you know, people for the first half when you calculate a 16 percent annualized retention rate, you’ve got to add, you know, more than 200 plus obviously to get to your 100.

So I think we’ve had a good first six months in recruiting. We would expect to get our younger people coming in at, you know, about the beginning of the month of August now and through the end of this month as we normally do. I mean, we’ve had an excellent recruiting, you know, for the balance of the year.

I think we’re not seeing anything that particularly constrains us except timing. On the economic side, we absolutely are constrained. We will admit that.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

We’ve had a wealth of riches as far as our ability to attract, you know, senior people who, you know, the financial and capital based communities want to use in these large transactions or large litigations and we have to put underneath of them, you know, the requisite support group and the rush of business that’s come in to us, you know, demand, aggressive recruiting, and we are out there recruiting.

So I would say to reiterate Jack’s remarks, we’re happy across the board. That would be the one area, you know, where we’re aggressively sort of playing a little catch up.

Toby Summer: Thanks, one last question and I’ll get back in the queue. You mentioned a very strong and positive outlook for the technology unit for the balance of the year. I just wanted to ask you, is that still the unit that you would expect to have the strongest organic growth for the year?

Jack Dunn: Well, you know, FD is having a fabulous year and technology is having a fabulous year and we have the best of both worlds. We have a great horse race going on between economic, FD and technology, so corporate finance had a fabulous first half. So it’s – I don’t like to – it’s like picking among your children. I don’t want to pick one, I love them all.

Toby Summer: Fair enough, thank you.

Operator: We’ll go next to David Gold with Sidoti.

David Gold: Hi, good morning. Just a little bit of follow-up on the hiring, particularly corporate finance. The head count there looks like you guys are up about 35 sequentially. I’m curious how much of that is London and how much of that is, you know, hiring sort of domestically?

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

And you know, there are bullets on how aggressively, you know, in light of everything we know, you’d like to ramp up, particularly in that practice?

Jack Dunn: I think 18 of that, I think Ted was telling me is London, but if you think about last year, we ramped up significantly with adding a healthcare practice, which is ((inaudible)), so we’re kind of filling in the dance card now for those folks.

As we’ve said before, when you have good hiring, and we did last year in that group, it takes you about, you know, when you hire senior people to come in, with the transition and everything it takes them three to six months to ramp up.

And I think we’re seeing the results of really the filling in of that, and before we get ahead of ourselves, let’s make sure we keep that utilization where it is.

David Gold: OK. And too, Jack, brand building, (1) how long – as you look at it just now, how long a plan is it? And (2) and that may not be a fair question, and part two, if you could speak to – I know we saw the sign at Yankee Stadium, but some of the other initiatives there? I actually liked your placement.

Jack Dunn: Thanks.

David Gold: There as far as, you know, getting in front of presumably the right people?

Jack Dunn: Well, we – what we’re trying to do, as you know, is focus on the – on the corporate suite and on the directors, and you know, as an aside, we figured that probably every financial executive in America passes through Yankee Stadium at one time or another, and probably every financial executive in Asia is watching (Matsumi) and others on television.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

So that is a prime space and we also get space on the new stadium when it comes. So that was just – that was just an opportunistic buy.

David Gold: I liked it.

Jack Dunn: But the answer to your question, I think that hopefully branding never stops. We never – at the tip of the iceberg, we’ve done studies and have begun additional studies with our clientele and potential clientele that, you know, we are not a household name. I’m sure that’s no shock to anybody on this call.

So until we become that, it will be a continuing effort. We’re looking at, you know, several millions of dollars of expense this year at the corporate level. We have an additional several millions in the budgets, especially FLC, and we’re structuring where they really do go out and get clients like that as opposed to the economic consulting business for example, which is very much a, you know, a repeat and referral business.

So we don’t – I don’t think this is ever over on one shot. I think this is – as we grow our ability to spend our dollars, as we continue to integrate in our ability to get everybody under one brand means we not only have the money to do it, but we have the single brand that we can get the most bang for the buck with. So that’s the plan.

Dennis Shaughnessy: Yes, David, Dennis. You know, a lot of this stuff is hard to measure, but we can at least give you one, you know, initial measurement. We’ve agreed with Forbes Magazine to sponsor joint with them a series of CDO/director and public company forums. We had our first one in New York. It was very successful.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

We’re having another one in San Francisco and this will be an ongoing relationship with Forbes. We’ve been running ads with Forbes. It’s basically our fishbowl ad and clearly, it links to a Web site that’s unique to the ad.

Forbes had told us that in the first week that they were in the ad, it was one of the highest hit rates they ever had, so if it shows any kind of indication, at least that people are worried about governance, they’re worried about linking up with the right resources to help them make risk mitigation and risk management decisions, we may be getting some traction. But as you can imagine, it’s not cheap.

Jack Dunn: That doesn’t include the guy spotted on Coney Island riding the segue with his FTI hat on.

David Gold: These pictures have a way of getting around, don’t they? One more, can I make Ted work for a second?

Jack Dunn: Well, hurry.

David Gold: Well, Ted, I’m not sure I fully understand the shift. I mean, I guess I understand the shift in, interest versus comp on the forgiveness of the loans, but curious what brought that on sort of now? Were there targets or metrics that they had to hit to have these loans forgiven? Or how does that work?

Ted Pincus: No, it was something that had been suggested to us by our auditors quite a while ago, not anything that they required, but a suggestion.

And we thought it over very carefully and came to the conclusion that it did represent more of an operating cost as compensation to the people and we decided to reflect it as such, nothing more than that, David.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

David Gold: Actually, so it’s not a one-time, it’s really a go forward?

Ted Pincus: Oh, yes, it’s a go forward, it’s a go forward.

Dennis Shaughnessy: Yes, a reclassification from something that we were charging interest. David, these are on the SMD retention loans where we were booking it as an interest charge and, you know, we’re just simply putting it up and as a segment – as a direct cost of the segments within comp.

David Gold: I see, I see, OK. Yes, I just wanted to be clear if that was, you know, sort of a ((inaudible)). Terrific, thank you all and particularly Ted, thanks for all of your help over the years.

Ted Pincus: Thank you, David.

Operator: We’ll go next to Dan Suzuki with Merrill Lynch.

Dan Suzuki: Yes, good morning.

Jack Dunn: Hi, Dan.

Dan Suzuki: Hi, just a few questions here. In terms of the UK restructuring practice, I know that just got launched. Was that a drag-on utilization this quarter?

Jack Dunn: It certainly influenced it by, you know, a very small amount. In all honesty, Dan, they really came on board sort of on mass at the beginning of May, so there may be roughly eight weeks out of the quarter, so maybe it was a point. I wouldn’t attribute much more to it than that.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Dan Suzuki: OK. And then just another question on the hiring and recruiting, would you say that it’s safe to say that it was more top weighted this quarter than usual, as in you’re hiring more senior consultants than usual this quarter?

Jack Dunn: No, I would not say that. I think we have a good mix. In fact, in a couple of cases, you’re lucky enough to be able to bring in a team of people which has its own kind of leverage in place. So it definitely wasn’t more top heavy. It was a nice mix.

Dan Suzuki: OK. And then where, without giving any specific numbers, where are you seeing attrition the highest across your segments?

Jack Dunn: Probably in the practices where we have the most number of young people which would be in FLC and restructuring. That’s just a normal, you know, we hire people out of college. They come to us, they love it, they hate it, or they go back to business school, so that’s where we would normally see it.

As you know, we don’t see very much attrition as people get seasoned here at the age of 40 or so years of age. You can kind of picture a career.

Dennis Shaughnessy: Yes, I think on the technology side, clearly, it’s been growing so rapidly and so successful that it’s been able to really not only keep the people, but it’s a very exciting place to be. It’s gone global on a big way now and that gets very exciting.

In economics, you know, clearly attrition is not our problem there and FD really doesn’t have a model where attrition, you know, plays very large into their numbers. So what it would really be, as Jack said, in those two segments.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Jack Dunn: Yes, and while we’re on the subject, I would be remiss if I didn’t say that all of our divisions are looking for people right now, so you know, as I joked before, I know our competitors listen to this call, so I don’t want anybody to feel left out.

Dan Suzuki: OK. And last question here, on the forensic and litigation business, are you seeing the – and forgive me if I missed this, are you seeing the slowdown from the options investigations work wrapping up? Is that impacting meaningful?

Jack Dunn: Yes, I would think that the investigation side of those cases is pretty well wrapped up by now. As I mentioned, you’re seeing the litigation phase begin to start, so that we see some activity there in the economic consulting area and a little bit in the FLC group.

Dan Suzuki: So that’s part of what’s driving the weakness on the margin and the top line front?

Jack Dunn: I think the margin impact is really – they were the last group who just happened to be sequential that we rolled out the SMD program, which rolled out at the end of last year. The SMD program that we have, you know, has a significant impact in the beginning on margin as you burn off some of the amortization.

And you’re passing it on through rate increases, but as, you know, as I’m sure you’re aware, you know, you can’t retroactively go back and increase the rates of engagements that you have. You have to basically use the increases as you burn off the (inaudible) stocks.

I would say in all honesty, Dan, that the margin hit is from our activities in finalizing FLC as the last division that we implemented the SMD program. It’s just timing.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

If we had done it a year ago, you know, for example, the first program we put in was more than a year ago, almost two years ago, in corporate finance and you can now, you know, start to see that their margin is expanding even though last year, you know, they suffered the same thing.

They had a hit to the margin due to the SMD program and they’ve been able to start to grow through it. So we view the SMD program as creative and clearly a key element of building and preserving our enterprise value going forward. But it does have a negative impact on margin the first year.

Dan Suzuki: OK, thanks very much for the color.

Operator: We’ll go next to Andrew Fones with UBS.

Andrew Fones: Yes, hi guys, great job. A question on corporate finance, I was just kind of looking at your guidance for the balance of the year. I think you’re implying something like $58 to $60 million per quarter on average.

With kind of what you did in the first half of the year, and also, you know, the strong hiring in that division during the second quarter, you know, how should I think about that? Are you looking to invest there, you know, but you’re not banking on seeing a pickup just yet?

Or you know, are you just being kind of conservative with your guidance would you say?

Jack Dunn: Well, I think first of all, as we’ve mentioned there, that’s very much – the hiring there represents a lot of looking for specific skill sets. So that we are – we always try to be somewhat conservative in our guidance.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

But as I say, there really is – it’s in a schizophrenic stage right now where they’re seeing all the ((inaudible)) of a crisis of confidence when you have deal prices where they are and starting to get hung up and you see the stock market doing what it’s doing. But they can’t ring a bell, so I think they’re cautiously optimistic.

You have the hiring skewed by the 18 people in the London area that came over and so I think it’s – I wouldn’t put the one together with the other to judge that we’re being cautious about that.

Dennis Shaughnessy: Yes, and Dennis, we’re busy there and clearly, they had – I mean, they had a great first half. There is no denying it. I think we are active in the sub-prime world and we’re active in the homebuilding world and we’re active in the hedge fund world and the challenges that they’re seeing.

I think our caution here, if there is any, is that, you know, while we see the momentum, we read the same headlines you do, we’re getting the calls ahead of the headlines oftentimes, it does take a while sometimes for an engagement to mature into a lot of activity and it’s tough to call these things on a quarter-by-quarter basis.

So I think – I think Jack couldn’t have been more accurate when he said we didn’t just put the range out there to say, OK, here’s a low end and a high end, split the difference. It easily, you know, depending on how rapidly some of these things mature, could be the low end and it easily, if they mature very rapidly, could be the high end.

It’s not something, you know, that we have more visibility than that kind of a spread.

Andrew Fones: OK, thanks. That’s very helpful. On this technology division, I saw you had some nice margin improvement there. You’re 38 percent in Q2, I think that you’re looking for about 36, 36.5 for the year. You know, as I think about that, you know, should we expect some of the hiring that you did in the quarter to kind of weigh on margins a little bit in the second half?

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Or do you think you’re pretty comfortable with that kind of 38 percent level?

Jack Dunn: Yes, I think we’re – you know, I don’t think we’re looking for expansion there. I think what happens is the, you know, as with all of our divisions, we have the heavier load of human resource expenses and things in the first quarter, and we mentioned the first quarter that they had a project coming on a little slower in line, and also made that investment in the facility in Greenwich.

Those things have evened out as we anticipated they would, so that that margin for the second half will give you the blended rate for the year, and that’s when we’re very comfortable with that.

Andrew Fones: OK, thanks. And then finally, on just strategic consulting and financial communications, I was wondering if you could, you know, just remind us there about the seasonality we should expect? I think you said in the past that the Q4 quarter tends to be much stronger depending on – depending on what happens with some success (rate).

Dennis Shaughnessy: I think Andrew, historically, Q3 and Q4, you know, have been their strongest quarters, armed with the fact that we have not owned them except for one Q4. We don’t have a lot of legacy experience in monitoring that.

All we can do is look at the numbers, so we don’t have a lot of qualitative – I think without a doubt, they benefited from a robust deal marketplace in the first half. So they would not – they did not budget, you know, the success that they had. They exceeded their budget and part of that, you know, was driven by them being involved in some very, very complex deals.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Now, again, on caveat, the vast majority of their work had nothing to do with the private equity world or hedge funds. It had to do with corporate on corporate consolidations. But clearly, you know, that is an icing on the cake to their retainer business. The retainer business is going extremely well.

You normally have the benefits in the second half of the new retainers that you add in the first half, which is why they’ve had a seasonal bias. But I think we have to be a little careful this year in that we had such a pleasant experience given, you know, the deal marketplace in the first half, that to race out and annualize that and say that their seasonal bias towards the second half ought to yield a result higher than we’re forecasting.

We just don’t have the experience yet to be able to do that.

Andrew Fones: OK, very good. Thanks, I appreciate the comments.

Operator: We’ll go next to Jim Janesky with Stifel Nichols.

Jim Janesky: Yes, good morning.

Jack Dunn: Hi, Jim.

Jim Janesky: Hi. The first question has to do with your technology segment. You did not have this segment during the last – excuse me, during the last downturn when corporate financing restructuring was at its peak. How do you expect that segment to act or benefit from any pickup in restructuring activity?

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Jack Dunn: Well, actually, you know, we didn’t have it as a segment, but we did have it as a practice and it was, you know, we were incubating at that time and it was a, you know, the promise was very visible there.

Right now, what’s been interesting is in addition to some of the drivers I mentioned about anti-trusts and the kind of supercharge we got out of the facility in London, is recently, restructuring and technology have been finding a number of ways to work together.

We developed tools that helped them with the financial and now it’s just some reconstruction of databases, so several of technology’s larger cases going into the second half of the year are driven by restructuring. So typically, litigation and restructuring work don’t go away in those times of upheaval, and that’s, you know, that kind of dispute, that kind of (inaudible) matter or something like that, is what drives technology.

So what we would hope and expect would be to see even bigger and bigger matters with bloodier outcomes, so I think that would bode well for the technology business.

Dennis Shaughnessy: It’s become a useful tool to our restructuring people when they’re being brought in to somebody’s complex, especially where there are financial organizations like hedge funds or sub-prime. To get a handle on the data which tends to be spread out worldwide, you need these tools, you need these platforms and it’s a very easy cross-sell and almost becoming a necessary tool, you know, for them.

So we would think, you know, they would work very complimentary with restructuring as restructuring, you know, tends to accelerate a little bit.

Dominic DiNapoli: In many of the larger restructuring too or failures, there is – oftentimes we’re asked to do an investigation as to the causes and the technology professionals are integral into evaluating, you know, what the problems were by going through, you know, their e-mail searches and the database searches as Dennis and Jack have mentioned.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Jim Janesky: Yes, so maybe be a better way to approach the question would have been to say, you were incubating it during the last time period, and clearly it’s more mature at this point, so you would expect directionally a lot more benefit from any pickup. Right?

Jack Dunn: You know, a lot of – we would expect it to help and continue its fabulous growth trend where it is, yes, absolutely.

Jim Janesky: Sure, OK. And in the reclassification of the interest, what segment or segments did that have the most negative effect on?

Jack Dunn: It would have to be in FLC and in corporate finance because those are the two that have the most people and the most – in fact, I think in the press release, we give the bullet points on what it was. It was forensic litigation was $0.4 million, and corporate finance was $0.8 million. And the others were $100,000.

Dennis Shaughnessy: That was for the quarter.

Jack Dunn: For the quarter.

Jim Janesky: Right, right. And as you move into the back half of the year, especially within forensic and litigation, how much of the pickup that you expect in EBITDA margin has to do with, you know, just the price increases catching up as you had said, and how much has more to do with the business itself?

And what is going on that you do expect the margins to go up, other than seasonality?

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Jack Dunn: Well, we think that – we know for a fact that there were several large IT cases that were put on hold in the second quarter due to waiting for a judge’s ruling which has now come down, which should start those up.

We have another – you know, we have some visibility of some larger matters that will keep a lot of people busy, so I would think that in effect, the price increases would probably be the smaller part of it, but the increase in business would be the larger impact of that.

Jim Janesky: OK, that’s very helpful, thank you.

Operator: We’ll go next to Scott Schneeberger with CIBC World Markets.

Scott Schneeberger: Hey, good morning.

Jack Dunn: Good morning.

Scott Schneeberger: You’ve given us a lot of color on restructuring, but in fact, could you delve a little deeper? You mentioned homebuilding, healthcare, automotive, sub-prime. Could you kind of set out for us what, you know, kind of in order of magnitude, which is – which is providing the most business now?

And you know, going forward, kind of prioritize what you think will be driving most business in the coming quarters?

Jack Dunn: Automotive has been, no pun intended, a driver for us for any number of years. We’re a recognized expert. We just opened up a Detroit office, so we would continue to see that as just solid blocking and tackling for us as a base of our business.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Healthcare, we really, in the restructuring area, got into in the last 18 months and we have two types of work we do there. One, we do actual hands-on turnaround work and advisory work in the hospitals and healthcare institutes and the other is we do also process and profit improvement plans from a strategic basis.

Both of those are going very well. They’re doing nothing but ramping up, so I would continue – I would see those as, you know, solid drivers for the next 18 months or so. I think sub-prime, as we have mentioned before, there seems to be a number of cases.

So far, they have relatively short lives, so they are interesting and they are – most interesting is the harbingers of what may come. And on the hedge fund area, you’re just seeing the ripple effects of some of the, you know, some of the major ones we’ve seen that have filed for bankruptcy and the stakeholders and you’re seeing them all, you know, clamp down on their ability to get your money back and all that stuff.

So I think we’re just seeing the – I think that could be a relatively large area for us going forward.

Dennis Shaughnessy: Yes, sub-prime so far, I think as you would probably intuitively feel, there’s very little turnaround in these mortgage companies. It pretty much becomes a representation of the creditors and a liquidation, and I think, you know, we’re certainly getting a lot of new engagements in that area.

But I think we need to sort of figure out how long the runway is going to be in those workouts. The hedge fund is totally different and I think the hedge fund area where we’re being retained, again, now more and more frequently. As Dom said a few minutes ago, it really pulls in more than just the restructuring division.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

It pulls in the investigative divisions as well as the data management divisions as you try to get your arms around, you know, what caused, you know, the declines in the hedge funds.

You know, what’s the asset value that can be realized for the investors and what’s the potential liabilities, if any, going forward, you know, against potential security lawsuit assaults.

Scott Schneeberger: Thanks. And just real quick on the topic, you had a big automotive contract or event in the first quarter that you said was going to wind down in early April. Did it in fact wind down or was it still a contributor in this quarter?

Dennis Shaughnessy: It wound down.

Jack Dunn: What we had advised was we had a – you know, when you looked at annualizing the results or whatever, that we had a, you know, significance (inaudible) of it, it was a (inaudible) matter that did that.

Scott Schneeberger: OK, thanks very much.

Operator: As a reminder, press star, one if you’d like to ask a question.

We’ll go next to Jim Wilson, JMP Securities.

Jim Wilson: Thank you. Good morning, guys. On the corporate finance side, you had talked a lot in the past about the leverage in that business. Could you describe a little bit, even trying to normalize it with how you reported a few years ago in a much more robust environment, how high margins can get?

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

And do you have any – you used to historically – occasionally have participation in your success fees and deals. Do you have any of those kind of structures in today’s environment?

Jack Dunn: Well, several years – 2001, before the advent of our transactional in PricewaterhouseCoopers where Dom and his team came over, our leverage model was really in the neighborhood of one to two or one to three. It really was a very senior advisory type practice.

We were advisor to the banks and financial institutions and somebody else would typically be the heavy lifter. So an example would be a large retailer would go in.

A firm like PricewaterhouseCoopers then would go in and basically do everything the company needed from run the call centers with creditors to do all the original reconstruction of the books and records, and our folks would essentially be the reviewers of that for the secured lenders.

We believed after the 2002 cycle, early part of 2003, that as the market reshaped, that the banks would be holding very little paper going forward and that the real place to be would be the PricewaterhouseCoopers model we purchased, which would be to work more on the creditor side than the debtor side, which requires that you have more leverage.

We’ve adopted what we call a modified leverage model, where our leverage in that division is somewhere in the neighborhood of one to eight to one to 10 and we do all that heavy lifting stuff as I mentioned.

Dom, you’re the expert on this. You might want to embellish on that.

Dominic DiNapoli: Yes, well, you know, you’re comparing a period of unprecedented levels of activity, so the large cases allow us to put the maximum leverage which creates, you know, the highest margin because we do obviously make more on our younger professionals than our more senior professionals.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

If we ever get back to an environment where the restructuring is as robust as it was in 2001 and 2002, then clearly there will be a margin pickup, tempered a little bit by the SMD program that we put in place and some of the incentive programs that we’ve put in place to recruit and retain our best professionals.

But certainly, there would be a margin pickup if we went back to, you know, an environment as robust as it was in the former periods.

Jack Dunn: Dom, could you address also a little bit about the different areas in corporate finance where we have success fees?

Dominic DiNapoli: We have success fees in our palladium partner practice. That’s our intra-management practice where we’ll go and usually on a retainer basis, monthly retainer and then the success fee or completion fee based on certain metrics or, you know, just getting – recruiting a new CEO and hitting certain benchmarks with respect to, you know, what is success for the engagement.

We’ve also got success fees in our healthcare practice, particularly (Cambio), where they’d go in and take over a hospital or medical facility and there would be points in time where they could get success fees.

We also get success fees for financings in operating practice to the extent we are able to help secure new financings. We usually get, you know, $100,000 or $200,000 to $500,000 depending upon the size of the financing.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Jack Dunn: Yes, I guess also creditors, right? We also are structured as a retainer based business with them to get a success fee at the end of the project depending on what you recover for the creditors?

Dominic DiNapoli: Yes, so that’s a little bit more – less prevalent than on the company side, but that certainly is starting to get a lot more traction.

Jack Dunn: Yes.

Jim Wilson: OK. And then just one other question on the strategic finance and communications side, is there a ((inaudible)) activity versus, you know, basic public relations or investor relations for, you know, a new public company?

Jack Dunn: Yes, I would think that a couple of differences. One is on the M&A side or on the transaction side, they tend to be discreet projects of a short duration with, you know, very intensive work where there’s a whole lot at stake.

The retainer business tends to be, you know, a monthly retainer that then is increased for events as they come up, whether it would be an analyst day or it would be a particular event or something like that.

So I would think that probably if you did an analysis of the projects in and of themselves, you would find that the M&A type projects or the (inaudible) type projects would have a slightly different profit margin.

Jim Wilson: OK, great, thanks.

FTI CONSULTING

Moderator: Julie Prozeller

08-03-07/8:00 a.m. CT

Confirmation # 9042400

Operator: And having no further questions, I’d like to turn the conference over to Jack Dunn for any additional or closing comments.

Jack Dunn: I’d just like to thank everyone for being with us and we look forward to speaking with you in the – after the third quarter. So thank you very much.

Operator: This does conclude today’s conference. Thank you for your participation. You may now disconnect.

END